EXHIBIT 4j
AMENDMENT TO THE
AMENDED AND RESTATED
RIGHTS AGREEMENT
AND EXHIBITS THERETO
AMENDMENT NO. 1
DATED AS OF
September 29, 2008
     The preamble in the Amended and Restated Rights Agreement is amended to read as follows:
     This Amended and Restated Rights Agreement, dated as of September 29, 2008, is by and between Rowan Companies, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as successor rights agent (the “Rights Agent”).
The first two WHEREAS paragraphs under RECITALS in the Rights Agreement are amended to read as follows:
     WHEREAS, the Company and the predecessor rights agent previously entered into an Amended and Restated Rights Agreement, dated as of January 24, 2002 (the “Amended Rights Agreement”);
     WHEREAS, the Board of Directors of the Company determined that it is in the best interest of the Company and its stockholders to further amend the Amended Rights Agreements as set forth below;
The last WHEREAS paragraph under RECITALS in the Rights Agreement is amended to read as follows:
     WHEREAS, the Board of Directors of the Company directed that the Company and the predecessor rights agent amend and restate the Amended Rights Agreement pursuant to this amendment and restatement (hereinafter referred to as this “Rights Agreement”).

     The first paragraph of Section 3. (c) is amended to read as follows:
     (c) Rights shall, without any further action, be issued in respect of all shares of Company Common Stock which are issued after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date. Certificates for Company Common Stock which become outstanding (including, without limitation, reacquired Company Common Stock referred to in the last sentence of this paragraph (c) that are subsequently issued or distributed by the Company) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
          “This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Rowan Companies, Inc. (the “Company”) and Wells Fargo Bank, National Association (the “Rights Agent”) dated as of September 29, 2008 (the “Rights Agreement”), as amended, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may expire, or may be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.”
The address of the Rights Agent in the second paragraph under Section 26. Notices in the Rights Agreement is amended to read as follows:
     Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sent by registered or certified mail and shall be deemed given upon receipt, and addressed (until another address is filed in writing with the Company) as follows:
Wells Fargo Bank, National Association
Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075

Attn: Account Management
The first paragraph of the Form of Rights Certificate (which is an exhibit to the Rights Agreement) is amended to read as follows:
     This certifies that                                         , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of September 29, 2008 (the “Rights Agreement”), between Rowan Companies, Inc., a Delaware corporation (the “Company”), and the predecessor rights agents (and now the successor rights agent, Wells Fargo Bank, National Association (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York, New York time, on January 24, 2012 at the designated office of the Rights Agent, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series A Junior Preferred Stock, par value $1.00 per share, of the Company (the “Junior Preferred Stock”), at a purchase price of [$80.00] per one one-hundredth of a Preferred (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Rights Certificate (and the number of one one-hundredths of a share of Junior Preferred Stock which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of September 29, 2008, based on the Junior Preferred Stock as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a share of Junior Preferred Stock which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events.
The facing page and the signature page of the Rights Agreement and the signature page of the Form of Rights Certificate are amended to reflect the successor rights agent replacing the predecessor rights agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Amended and Restated Rights Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:		Rowan Companies, Inc.

By:		By:

Name:	Melanie M. Trent	Name:	William H. Wells
Title:	Corporate Secretary	Title:	Vice President, Finance and CFO

Attest:		Wells Fargo Bank,
National Association

By:		By:

Name:		Name:
Title:		Title: